EXHIBIT 99

ADDITIONAL INFORMATION TO FORM 3

Item 1.                                                           Name and Address of Reporting Person
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

Item 2.                                                             Date of Event Requiring Statement
November 12, 2003

Item 3.                                                             Issuer Name and Ticker or Trading Symbol
HPSC, Inc. (HDR)

Note (1)      In connection with the execution of an Agreement and Plan of Merger, dated November 12, 2003 (the “Merger Agreement”), among General Electric Company (“GE”), Patriot HFS, Inc., a wholly owned subsidiary of GE (“Patriot”), and HPSC, Inc (“HPSC”), providing for the merger of Patriot with and into HPSC (the “Merger”), GE, on the one hand, and John W. Everets, Raymond R. Doherty and Rene Lefebvre (each a “Stockholder” and collectively, the “Stockholders,” such Stockholders being the record owners of 1,516,607 shares of common stock, par value $.01 per share (the “Subject Shares”), including options providing the right to acquire the Subject Shares that will vest upon the closing of the Merger), on the other hand, entered into a voting agreement (the “Voting Agreement”) pursuant to which each Stockholder agreed, subject to the terms and conditions contained therein, among other things, that (i) such Stockholder will vote the Subject Shares held by such Stockholder in favor of the Merger and the Merger Agreement; (ii) such Stockholder will vote the Subject Shares held by such Stockholder against any other Takeover Proposal or Superior Proposal (each as defined in the Merger Agreement) and any proposal (other than the Merger Agreement) that could reasonably be expected to (A) result in any change in the directors of HPSC, any change in the present capitalization of HPSC or any amendment to HPSC’s Certificate of Incorporation or Bylaws; (B) result in a breach of any covenant, representation or warranty or any other obligation or agreement of HPSC under the Merger Agreement; (C) impair in any material respect the ability of HPSC to perform its obligations under the Merger Agreement; or (D) otherwise prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. In addition, the Stockholders granted GE an irrevocable proxy for the purpose of voting the shares covered by the Voting Agreement.

                By virtue of the Voting Agreement, GE may be deemed a beneficial owner pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), of the Subject Shares.  Pursuant to Rule 16a-1(a)(4) under the Act, GE hereby states that this Initial Statement of Beneficial Ownership of Securities on Form 3 shall not be deemed an admission that GE is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities of HPSC.  The Reporting Person has no “pecuniary” interest in the Subject Shares.